UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                 SCHEDULE 14A
        Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. __)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]	Preliminary Proxy Statement
[   ]  	Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
[   ]  	Definitive Proxy Statement
[   ]  	Definitive Additional Materials
[ X ]   Soliciting Material Pursuant to Section 240.14A-12

                              Micros-to-Mainframes, Inc.
                  (Name of Registrant as Specified In Its Charter)

                                   Not Applicable
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[ X ]   No fee required.
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        1)   Title of each class of securities to which transaction applies:
        2)   Aggregate number of securities to which transaction applies:
        3)   Per unit price or other underlying value of transaction
             computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        4)   Proposed maximum aggregate value of transaction:
        5)   Total fee paid:
[   ]	Fee paid previously with preliminary materials.
[   ] 	Check box if any part of the fee is offset as provided by
        Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule, and the date of its filing.
	1)	Amount Previously Paid:
	2) 	Form, Schedule or Registration Statement No.:
	3) 	Filing Party:
	4)	Date Filed:

                         FILING PURSUANT TO RULE 14a-12

This filing is being made pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended. This filing contains statements about Micros-to-Mainframes, Inc. (the "Company"), Pequot Ventures ("Pequot") and the proposed transaction involving the sale of convertible preferred stock and warrants to purchase Company common stock to Pequot. Statements in this filing regarding the proposed transaction and the benefits to be derived from the transaction and any other statements about the Company's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements, including statements regarding the execution and completion of definitive agreements and documents relating to, and the consummation of, the proposed transaction.

The following is the text of the press release issued by the Company on February 17, 2004 in connection with the proposed transaction.



For Immediate Release

Micros-To-Mainframes, Inc. Reports Third Quarter Financial Results and the Signing of a Definitive Agreement with Pequot Ventures

Valley Cottage, N.Y. - February 17, 2004 - Micros-to-Mainframes, Inc. ("MtM") (NASDAQ: MTMC), d/b/a MtM Information Technologies, a leading computer and communications technology management company providing network consulting, engineering, Remote Network and Security Management and related services, today announced financial results for its FY 2004 third quarter ended December 31, 2003.
The Company incurred a net loss of approximately ($1,446,000) or ($.31) per share for the FY 2004 third quarter ended December 31, 2003 as compared to a net loss of ($189,000) or ($.04) per share for the comparable quarter in the prior fiscal year; and a net loss for the nine-month period of approximately ($2,077,000) or ($.44) per share as compared to a net loss of approximately ($586,000) or ($.12) per share for the comparable 2003 nine month period.
Net revenue decreased to approximately $43,908,000 for the FY 2004 nine month period but increased to $14,744,000 for the third quarter, as compared to $44,252,000 for the nine months and $14,374,000 for the third quarter of the prior fiscal year. Earnings for the current nine month period, on an EBITDA basis, was a loss of ($504,000) as compared to $371,000 in the prior fiscal year.


                                  For 9 Months Ended December 31,
                                           2003          2002
Net income (loss), as  reported      $(2,077,000)     $(586,000)
Interest expense                         330,000        220,000
Benefit for income tax                         0       (440,000)
Depreciation and amortization          1,243,000      1,177,000
----------------------------------------------------------------
EBITDA basis                           ($504,000)      $371,000
=================================================================
Earnings for the three month period, on an EBITDA basis, was a loss of ($885,000) as compared to $237,000 in the prior fiscal year.


                                    For Quarter Ended December 31,
                                            2003          2002
Net income (loss), as reported       $(1,446,000)       ($189,000)
Interest expense                         128,000           65,000
Benefit for income tax                         0          (58,000)
Depreciation and amortization            433,000          419,000
------------------------------------------------------------------
EBITDA basis                           $(885,000)        $237,000
==================================================================
As previously announced the Company entered into a definitive agreement regarding an investment by Pequot Ventures, the private equity arm of Pequot Capital Management, Inc., a leading investment firm. The agreement contemplates that the company will sell to Pequot up to $25 million of convertible preferred stock. The initial tranche of $7 million will be in the form of preferred stock, convertible into 3,255,814 shares of MTM common stock at a conversion price of $2.15 per share, and 500,000 warrants with an exercise price of $2.46 per share. The purchase of any or all of the second and later tranches, in an aggregate investment amount of up to $18 million, is solely at Pequot's option.

The proceeds of these financings are intended to provide the Company with, among other things, funds to support future acquisitions as part of a consolidation strategy in the IT services and consulting sector, and to provide working capital. A portion of the proceeds of the initial Pequot investment will be paid to certain of MTM's current executive officers, in consideration of their cancellation of certain existing rights held by them, their agreement to certain restrictions on the transfer and voting of their MTM common stock and in connection with entering into new employment agreements with the Company containing certain non-competition and non-solicitation provisions.

The Pequot investment is subject to customary closing conditions, including certain required third party consents, the absence of any material adverse change occurring with respect to the Company, amendments to certain of the Company's loan agreements and approval by the Company's shareholders.

Howard Pavony, President & CEO, stated, "During the 3rd quarter, a significant amount of time and energy was invested in negotiating, structuring and finally executing the agreement with Pequot Venture. Although we were encouraged with top line revenue growth in the 3rd quarter, the loss was due in part to some unavoidable one-time significant cost overruns on certain projects, a delay of large projects falling outside the quarter and to several A/R credit conflicts with long-term MtM clients that ultimately were resolved, and sales were credited where appropriate."

Mr. Pavony further stated, "One quality that sets MtM apart from our competition has been our ability to rapidly and efficiently adapt to our ever-changing market. Starting in the 3rd quarter and continuing into the 4th quarter, we have initiated our new CIO Solution Sets marketing campaign focused on new customers that will benefit from the experience we've gained over the past 18 years. Each Solution Set focuses on a core concern challenging most CIOs, such as Storage Area Networking, Email Messaging solutions, Managed Services, Secure Client Access and Active Directory services, and presents all of the services required to maximize performance within that core area while significantly reducing operating costs. Our primary objective is to increase profitability for our clients through the proactive and effective use of today's best information technologies and these CIO Solution Sets have allowed us to focus that formula into specific, meaningful, achievable and affordable programs that every mid-tier business can understand and appreciate. The early results of our first distribution of these Solution Sets to our existing customer base have been extremely positive."

Steven Rothman, Chairman of MtM, stated, "We are pleased to report that we have been moving toward the closing of this transaction as scheduled. Once the proxy has been filed and approved by the SEC, we can seek the approval from our shareholders and proceed with closing. We look forward to implementing our acquisition and consolidation plan in order to become the prominent national provider of IT Solutions for the middle market."

As previously announced, the Company intends to seek shareholder approval of the Pequot transaction. A Proxy Statement will be submitted to the SEC for review. The Proxy Statement will contain important information about MtM, the proposed transactions and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the website maintained by the SEC at www.SEC.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement by contacting Micros-To-Mainframes, Inc., 614 Corporate Way, Valley Cottage, NY 10989, Attention: Investor Relations, Telephone: 845-268-5000; e-mail: frankw@mtm.com, once the Proxy has been filed with the SEC.

Micros-To-Mainframes and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies with respect of the proposed transactions described above. Information regarding Micros-To-Mainframes' directors and executive officers are contained in MtM's 10-K for the fiscal year ended March 31, 2003 and its preliminary Proxy which has not yet been filed with the SEC. As of February 17, 2004, MtM's directors and executive officers beneficially owned approximately 39.9% of Micros-To-Mainframes common stock.

Micros-to-Mainframes, Inc., d/b/a MtM Information Technologies, is a premier provider of network analysis & diagnostics, management, architecture, design, implementation and support services, as well as technology acquisition and deployment workflow management systems serving the New York Tri-State area since 1986. Micros-to-Mainframes' practices in Network Analysis, Network & Systems Management, Internet Services, IT Consulting, Data & Network Security, Network Infrastructure Engineering, Integrated Communications, Technology Acquisition and Deployment, Process Automation, and Enterprise LifeCycle Managed Services create a comprehensive computer and communication services suite. The Company maintains sales, technology labs, help desk, network management operation centers, training and service facilities in Valley Cottage, New York, New York City, and Connecticut. Micros-To-Mainframes is an authorized reseller/partner and integrator for Microsoft, HP/ Compaq Computer, Cisco Systems, Citrix, Lexmark, Intel Corp, IBM, Dell Computer, and Novell. For more information visit our web sites at www.mtm.com, www.pivottech.com and www.1director.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. The forward looking statements in this press release speak only as of the date hereof and the Company disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in the Company's expectations or future events.


For More Information Contact:
Steve Rothman (Executive)
(845) 268-5000 x201/ stever@mtm.com
Howard Pavony (Executive)
(845) 268-5000 x202/howardp@mtm.com